Exhibit 5.1

February 12, 2025

Ivanhoe Electric Inc.

450 E Rio Salado Parkway, Suite 130

Tempe, Arizona

Re:      Registration Statement on Form S-3 (File No. 333-273195)

Ladies and Gentlemen:

We have acted as counsel to Ivanhoe Electric Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated February 12, 2025, to the Prospectus, dated July 10, 2023, included in the automatic Registration Statement on Form S-3 (File No. 333-273195) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company, pursuant to a certain Underwriting Agreement (the “Underwriting Agreement”), dated February 12, 2025 between the Company and the representative of the several underwriters named therein, of the Company securities described below (collectively, the “Offering”):

(a)	10,256,411 units (the “Firm Units”) at a public offering price of $5.85 per Firm Unit, with each Firm Unit consisting of (i) one share of Company’s common stock, par value $0.0001 per share (a “Firm Share”), and (ii) one warrant (the “Firm Warrant”) exercisable to purchase one share of the Company’s common stock at an exercise price of $ 7.00 per share for a period of 12 months following the initial closing of the Offering (a “Firm Warrant Share”); and

(b)	pursuant to an option granted to the underwriters (the “Option”), any combination of up to 1,538,461 units (the “Additional Units”), 1,538,461 shares of the Company’s common stock, par value $0.0001 per share (the “Additional Shares”), and 1,538,461 warrants (the “Additional Warrants”) having the same terms as the Firm Units, Firm Shares and Firm Warrants, respectively, so long as the aggregate number of Additional Shares and Additional Warrants sold pursuant to the Option does not exceed 1,538,461 Additional Shares and 1,538,461 Additional Warrants. The Firm Units and the Additional Units are referred to herein as the “Units,” the Firm Shares and the Additional Shares are referred to herein as the “Shares,” the Firm Warrants and the Additional Warrants are referred to herein as the “Warrants” and the Firm Warrant Shares and the shares of the Company’s common stock, par value $0.0001 per share issuable upon exercise of the Additional Warrants are referred to herein as the “Warrant Shares.”

The Prospectus Supplement, the related Prospectus and the Registration Statement also relate to the issuance of the Warrant Shares issuable upon exercise of the Warrants.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Units have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment of the consideration therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrants have been duly authorized by all necessary corporate action on the part of the Company.

4.	Provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment of the consideration therefor, the Warrants, when issued and sold pursuant to the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and when issued by the Company against payment therefor in accordance with their terms, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and, as to the enforceability of the Warrants against the Company, the laws of the State of New York.

Our opinions expressed above are subject to the following exceptions, limitations and qualifications:

(a) Our opinions set forth in paragraph 4 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth in paragraph 4 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Our opinions set forth in paragraph 4 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP

CLD/EM